SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                          (Amendment No. _________)(1)


                             NEW YORK TIMES COMPANY
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   650111107
                                 (CUSIP Number)

                               December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          |X|  Rule 13d-1(b)

          |_|  Rule 13d-1(c)

          |_|  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 650111107                   13G                     Page 2 of 5 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     W.P. Stewart & Co., Ltd.           Tax I.D. 1-98-0201080
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Hamilton, Bermuda
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           7,495,430
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         7,495,430
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,495,430
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.03%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     Investment Advisor (IA)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 650111107                   13G                      Page 3 of 5 Pages



Item 1(a).  Name of Issuer:

            New York Times Company

Item 1(b).  Address of Issuer's Principal Executive Offices:

            229 West 43rd Street, New York, NY 10036

Item 2(a).  Name of Person Filing:

            W.P. Stewart & Co., Ltd.

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Trinity Hall, 43 Cedar Avenue, Hamilton HM 12 Bermuda

Item 2(c).  Citizenship:

            Bermuda

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            650111107

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   |_|   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   |_|   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   |X|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 650111107                   13G                      Page 4 of 5 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)   Amount beneficially owned:

          7,495,430

(b)   Percent of class:

          5.03%

(c)   Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote                 7,495,430


      (ii)  Shared power to vote or to direct the vote               None,


      (iii) Sole power to dispose or to direct the disposition of    7,495,430


      (iv)  Shared power to dispose or to direct the disposition of  None



Item 5.  Ownership of Five Percent or Less of a Class.

      Not Applicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

      W.P. Stewart & Co., Ltd. is deemed to be a beneficial owner for purpose of Rule 13(d) since it has the power to make investment decisions over securities for many unrelated clients. W.P. Stewart & Co., Ltd. does not, however have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No client has an interest that relates to 5% or more of this security.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      Not Applicable

Item 8.  Identification  and  Classification  of Members of the Group.

      Not Applicable

Item 9.  Notice of Dissolution of Group.

      Not Applicable

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP NO. 650111107                                            Page 5 of 5 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 05, 2004
                                        ----------------------------------------
                                                        (Date)


                                                    /s/ Rocco Macri
                                        ----------------------------------------
                                                      (Signature)

                                        Rocco Macri    Deputy Managing Director
                                                       Chief Financial Officer
                                        ----------------------------------------
                                                      (Name/Title)